EXHIBIT 23

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-61476 and No. 333-97209 of Wilson Greatbatch Technologies, Inc. on Form S-8 of our report dated August 9, 2002 on the financial statements of Globe Tool and Manufacturing Company, Inc., appearing in this current report on Form 8-K/A of Wilson Greatbatch Technologies, Inc.

/s/ Crowe, Chizek and Company, LLP
  Crowe, Chizek and Company, LLP

  Oak Brook, Illinois
  September 23, 2002